Exhibit 3.3

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF “JOSEPH T. RYERSON & SON, INC.” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, FILED THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2010, AT 4:48 O’CLOCK P.M.

CERTIFICATE OF MERGER, FILED THE THIRTIETH DAY OF DECEMBER, A.D. 2011, AT 2:29 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF MERGER IS THE THIRTY-FIRST DAY OF DECEMBER, A.D. 2011.

State of Delaware Secretary of State Division of Corporations Delivered 05:08 PM 12/31/2010 FILED 04:48 PM 12/31/2010 SRV 101256212 - 0343502 FILE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

JOSEPH T. RYERSON & SON, INC.

The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

1.      That Sally A. Ward is the duly elected and acting Assistant Secretary of Joseph T. Ryerson & Son, Inc., a Delaware corporation (the “Corporation”), and the date of filing of the Corporation’s original Certificate of Incorporation was August 24, 1935 under the name New Ryerson Company.

2.      The Corporation filed a Certificate of Amendment with the Delaware Secretary of State on October 1, 1935 changing its name to Joseph T. Ryerson & Son, Inc.

3.      That the Amended and Restated Certificate of Incorporation set forth below has been duly adopted In accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law. Pursuant to Section 228 of the Delaware General Corporation Law, the stockholders have unanimously approved this Amended and Restated Certificate of Incorporation.

4.      That the Certificate of Incorporation of the Corporation shall be amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is Joseph T. Ryerson & Son, Inc. (the ‘Corporation’).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address Is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage In any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000), consisting of one thousand (1,000) shares of common stock, $0.01 par value per share.

At the time of filing this Amended and Restated Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware (the “Effective Times’), each one hundred sixty six and two-thirds (166.66667) shares of issued and outstanding Common Stock (“Pre-Reserve Split Shares”) shall automatically, without the necessity of any further action on the part of the holder thereof, be changed and converted (the “Conversion”) into one (1) share of Common Stock (“Post-Reserve Split Shares”). Beginning at the Effective Time, each certificate representing Pre-Reverse Split Shares will be deemed for all corporate purposes to evidence ownership of Post-Reserve Split Shares, whether or not any or all of the certificates for shares of Common Stock dated prior to the Effective Time shall have been surrendered or new certificated evidence Post-Reverse Split Shares have been issued.

FIFTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. The exact number of directors of the Corporation shall be fixed by or in the manner provided in the Amended and Restated Bylaws of the Corporation (the ‘Bylaws’).

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(a)      to adopt, repeal, rescind, alter or amend in any respect the Bylaws, and to confer in the Bylaws powers and authorities upon the directors of the Corporation in addition to the powers and authorities expressly conferred upon them by statute;

(b)      from time to time to set apart out of any funds or assets of the Corporation available for dividends an amount or amounts to be reserved as working capital or for any other lawful purpose and to abolish any reserve so created and to determine whether any, and, if any, what part, of the surplus of the Corporation or its net profits applicable to dividends shall be declared in dividends and paid to its stockholders, and all rights of the holders of stock of the Corporation in respect of dividends shall be subject to the power of the Board of Directors so to do;

(c)      subject to the laws of the State of Delaware, from time to time to sell, lease or otherwise dispose of any part or parts of the properties of the Corporation and to cease to conduct the business connected therewith or again to resume the same, as it may deem best; and

(d)      in addition to the powers and authorities hereinbefore and by the laws of the State of Delaware conferred upon the Board of Directors, to execute all such powers and to do all acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the express provisions of said laws, of the Certificate of Incorporation of the Corporation and its Bylaws.

SEVENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws provide. The books of Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

EIGHTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

NINTH: The Corporation is to have perpetual existence.

TENTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (I) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or {iv) for any transaction for which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Tenth shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or appeal.

ELEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

TWELFTH: The name and mailing address of the incorporator of the Corporation are:

C.S. Peabbles, B.R. Jones, and W.T. Hobson Wilmington DE

5.      This Amended and Restated Certificate of Incorporation shall be effective December 31, 2010.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed this 31st day of December, 2010.

State of Delaware Secretary of State Division of Corporations Delivered 02:35 PM 12/30/2011 FILED 02:29 PM 12/30/2011 SRV 111357347 - 0343502 FILE

CERTIFICATE OF MERGER

OF

SINGER STEEL COMPANY

INTO

JOSEPH T. RYERSON & SON, INC,

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation of the merger is Joseph T. Ryerson & Son, Inc., a Delaware corporation (the “Surviving Corporation”),• and the name of the corporation being merged into the Surviving Corporation is Singer Steel Company, an Ohio corporation.

SECOND: The Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Title XVII Chapter 1701.79 of the Ohio Revised Code and Title 8, Section 252 of the Delaware General Corporation Law.

THIRD: The name of the Surviving Corporation of the merger is Joseph T. Ryerson & Son, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation of Joseph T. Ryerson & Son, Inc. shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The executed Agreement of Merger is on file at an office of the Surviving Corporation, the address of which Is 360 North Crescent Drive, South Building, Beverly Hills, California 90210.

SIXTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: This Certificate of Merger shall be effective on December 31, 2011.

Dated: December 30, 2011